CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated April 1, 2019, except for note 14, as to which the date is April 12, 2019 with respect to the audited consolidated financial statements of Blue Stars Foods Corp. for the years ended December 31, 2018 and 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 12, 2019